Exhibit 1


To the Holders of:
CAST Step-Up Trust for CIT Group Notes
Monthly-Pay Step-Up Class A Certificates   *CUSIP: 14835Q AA2
 Class B Certificates
*CUSIP: 14835Q AB0

U.S. Bank Trust National Association, as Trustee for the CAST Step-Up Trust for CIT Group Notes (the "Trust"), hereby gives notice with respect to the Distribution Date of August 2, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000 Class A Certificate and per $1,000 Notional Amount of Class B Certificates, is as set forth below:

             Class   Principal          Interest            Total Distribution
             A       $  0.000000        $     3.750000      $    3.750000
             B       $  0.000000        $     0.000000      $    0.000000

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. The Class A Certificates bear interest at the rate of 4.50% and the Class B Certificates bear interest at a rate of 3.25% during the period ending on the Distribution Date.

4. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

5. $33,000,000 aggregate principal amount of CIT Group Inc. 7.75% Senior Notes due April 2, 2012 (the "Term Assets") are held for the above trust.

6.   At the  close  of  business  on  the  Distribution  Date,  33,000  Class  A
     Certificates representing $33,000,000 aggregate Certificate Principal Balance and $33,000,000 aggregate Notional Amount of Class B Certificates were outstanding.

7. The Notional Amount of the ISDA Master Agreement , the Schedule thereto and the Confirmation thereto each dated April 4, 2003 between the Trust and Citigroup Global Markets Limited ( f/k/a Salomon Brothers International Limited) (collectively the "Swap"), is $33,000,000. Payment of the obligations of Citigroup Global Markets Limited under the Swap is guaranteed by Citigroup Global Markets Holdings Inc. (f/k/a Salomon Smith Barney Holdings Inc.) under a Guarantee Agreement dated April 4, 2003.


8. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.


U.S. Bank Trust National Association, as Trustee


*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included for the convenience of the Holders.